SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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LENNAR CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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700 Northwest 107th Avenue
Miami, Florida 33172
(305) 559-4000

Notice of 2008 Annual Meeting of Stockholders

To the Stockholders of Lennar Corporation:

This is to notify you that the 2008 Annual Meeting of Stockholders of Lennar Corporation will be held at our offices at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172 on Tuesday, April 8, 2008, at 11:00 a.m. Eastern Time, for the following purposes:

1.	To elect two Directors to a term that expires at our 2011 Annual Meeting of Stockholders;

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending November 30, 2008;

3.	To act upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors;

4.	To act on two stockholder proposals; and

5.	To act upon any other matter that may properly come to a vote at the meeting.

Only stockholders of record at the close of business on February 15, 2008 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting.

We cordially invite you to attend the annual meeting in person. However, whether or not you plan to attend the meeting in person, it is important that your shares are represented at the meeting. We ask that you either vote your shares or return the enclosed proxy card at your earliest convenience. You may revoke your proxy at any time before its use.

By Order of the Board of Directors

Mark Sustana
Secretary and General Counsel

Miami, Florida
March 7, 2008

700 Northwest 107th Avenue
Miami, Florida 33172
(305) 559-4000

2008 Annual Meeting of Stockholders

Proxy Statement

Solicitation of Proxies

Our Board of Directors is soliciting the accompanying proxy in connection with matters to be considered at our 2008 Annual Meeting of Stockholders to be held at our offices at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172 on Tuesday, April 8, 2008 at 11:00 a.m. Eastern Time. The individuals named on the proxy card will vote all shares represented by proxies in the manner designated or, if no designation is made, they will vote as follows:

(1)	FOR each of the two nominees for Director named in this proxy statement;

(2)	FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending November 30, 2008;

(3)	FOR the amendment to our Amended and Restated Certificate of Incorporation to declassify the Board of Directors;

(4)	AGAINST each of the two stockholder proposals; and

(5)	In their best judgment with respect to any other matters that properly come to a vote at the meeting.

The individuals acting as proxies will not vote shares that are the subject of a proxy card on a particular matter if the proxy card instructs them to abstain from voting on that matter or to the extent the proxy card is marked to show that some of the shares represented by the proxy card are not to be voted on that matter.

Record Date

Only stockholders of record at the close of business on February 15, 2008 will be entitled to notice of or to vote at this annual meeting or any adjournment of the meeting. We are mailing this proxy statement and the accompanying proxy card on or about March 7, 2008 to all stockholders of record on February 15, 2008.

Shares Outstanding and Voting Rights

At February 15, 2008, we had two classes of voting stock outstanding, Class A common stock and Class B common stock. At February 15, 2008, 129,732,582 shares of Class A common stock were outstanding and 31,284,797 shares of Class B common stock were outstanding. Each outstanding share of Class A common stock entitles the holder to one vote. Each outstanding share of Class B common stock entitles the holder to ten votes.

Counting Votes

The inspector of election appointed for the meeting will count the votes cast by proxy or in person at the annual meeting. A majority in voting power, and not less than one-third in number, of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Our 401(k) plan provides that the trustee of the 401(k) plan will vote the shares of our common stock that are not directly voted by the participants. Abstentions and shares held by brokers that are not voted as to any matter at the meeting will be included in determining if a quorum is present or represented at the annual meeting. Brokers who hold shares in street name for customers have the authority under the rules of the New York Stock Exchange to vote on certain matters when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors. Shares for which brokers have not received instructions, and therefore are not voted with respect to a certain proposal are referred to as “broker non-votes.” Abstentions from voting on a proposal described in this proxy statement and broker non-votes will not affect the outcome of the vote on that proposal.

Voting Requirements

Each Director will be elected by a plurality of the votes cast with regard to the election of Directors by the holders of shares of our Class A and Class B common stock, voting together as a single class. A majority of the votes cast by the holders of shares of our Class A and Class B common stock, voting together as a single class, is required to approve the ratification of Deloitte & Touche LLP, the stockholder proposal regarding executive pay for superior performance and the stockholder proposal regarding establishment of a compliance committee. The affirmative vote of the holders of at least a majority of our Class A and Class B common stock, voting together as a single class, is required to approve the amendment to our Amended and Restated Certificate of Incorporation to declassify the Board of Directors.

How to Vote

To vote by mail:

(1)	Mark, sign and date your proxy card; and
(2)	Return your proxy card in the enclosed envelope.

To vote over the Internet:

(1)	Have your proxy card available;
(2)	Log on to the Internet and visit the website noted on your proxy card;
(3)	Follow the instructions provided; and
(4)	Do not mail your proxy card.

To vote by telephone:

(1)	Have your proxy card available;
(2)	Call the toll-free number listed on your proxy card;
(3)	Follow the recorded instructions; and
(4)	Do not mail your proxy card.

To vote in person if you are a registered stockholder:

(1)	Attend our annual meeting;
(2)	Bring a valid photo identification; and
(3)	Deliver your completed proxy card or ballot in person.

To vote in person if you hold your shares in “street name” (through a bank or broker):

(1)	Attend our annual meeting;
(2)	Bring a valid photo identification; and
(3)	Obtain from your bank or broker a document that allows you to vote the shares held for your benefit, attach that document to your completed proxy card or ballot and deliver it in person.

Revoking Your Proxy

You may revoke your proxy at any time before its use:

(1)	In person at the annual meeting;
(2)	By writing, delivered to our offices before the proxy is used; or
(3)	By a later-dated proxy delivered to our offices before the proxy is used.

Your presence at the meeting will not revoke your proxy, but if you attend the meeting and cast a ballot with regard to a matter, you will revoke your proxy as to that matter.

Cost and Method of Solicitation

We will bear the cost of soliciting proxies. We are soliciting proxies by mail and, in addition, our Directors, officers and employees may solicit proxies personally or by telephone. We will not reimburse any Director, officer or employee for their solicitation. We will reimburse custodians, brokerage houses, nominees and other fiduciaries for the cost of sending proxy materials to beneficial owners.

Principal Stockholders

The following table shows stock ownership information as of February 15, 2008 with respect to each of our stockholders who is known by us to be a beneficial owner of more than 5% of either class of our outstanding common stock. To our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

		Amount and Nature
		of Beneficial		Percent of
Name and Address of Beneficial Owner	Title of Class	Ownership		Class(10)

Stuart A. Miller	Class B Common Stock	21,409,652	(1)(2)	68.4%
700 Northwest 107th Avenue Miami, FL 33172
Hotchkis & Wiley Capital Management, LLC	Class B Common Stock	3,177,660	(3)	10.2%
725 South Figueroa Street, 39th Floor Los Angeles, CA 90017
The Ospraie Portfolio, Ltd.	Class B Common Stock	3,025,000	(4)	9.7%
c/o M&C Corporate Services Limited PO Box 309 GT, Ugland House South Church Street, George Town Grand Cayman, Cayman Islands
FMR LLC	Class A Common Stock	16,001,215	(5)	12.3%
82 Devonshire Street Boston, MA 02109
Capital Group International, Inc.	Class A Common Stock	9,225,200	(6)	7.1%
11100 Santa Monica Blvd. Los Angeles, CA 90025
Legg Mason Capital Management, Inc. and LMM LLC	Class A Common Stock	9,043,800	(7)	7.0%
100 Light Street Baltimore, MD 21202
T. Rowe Price Associates, Inc.	Class A Common Stock	8,615,219	(8)	6.6%
100 E. Pratt Street Baltimore, MD 21202
Putnam, LLC	Class A Common Stock	7,251,351	(9)	5.6%
One Post Office Square Boston, MA 02109

(1)	Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold controlling and substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 of the shares of Class B common stock reflected in this table.
(2)	Includes 96,553 shares of Class B common stock owned by Mr. Miller and options to purchase 4,523 shares of Class B common stock held by Mr. Miller, which are currently exercisable or that will become exercisable within 60 days after February 15, 2008.
(3)	Based on the stockholder’s Amendment No. 3 to Schedule 13G, dated December 31, 2007.
(4)	Based on the stockholder’s Amendment No. 3 to Schedule 13G, dated December 31, 2007. All of the shares of Class A common stock are also beneficially owned by (a) Ospraie Management, LLC, which serves as investment manager to The Ospraie Portfolio Ltd., (b) Ospraie Holding I, L.P., which serves as the managing member of Ospraie Management, LLC, (c) Ospraie Management, Inc., which serves as the general partner of Ospraie Holding I, L.P. and (d) Dwight Anderson, the president and sole shareholder of Ospraie Management, Inc. The address for Ospraie Management, LLC, Ospraie Holding I, L.P., Ospraie Management, Inc. and Dwight Anderson is 320 Park Avenue, 27th Floor, New York, New York, 10022.
(5)	Based on the stockholder’s Amendment No. 1 to Schedule 13G, dated February 13, 2008. 15,903,644 shares of Class A common stock are beneficially owned by Fidelity Management & Research Company, a registered investment adviser and a wholly-owned subsidiary of FMR Corp., as a result of acting as investment adviser to various registered investment companies (the “Funds”). One Fund, Magellan Fund, owns 9,631,376 shares of Class A common stock.
(6)	Based on the stockholder’s Schedule 13G, dated December 31, 2007.

(7)	Based on the stockholder’s Schedule 13G, dated December 31, 2007.
(8)	Based on the stockholder’s Schedule 13G, dated December 31, 2007.
(9)	Based on the stockholder’s Schedule 13G, dated January 17, 2008.
(10)	Percent of Class is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, based on the total issued and outstanding shares of the class indicated as of February 15, 2008.

Stock Ownership of Our Management

Except as indicated below, the following table shows beneficial ownership information as of February 15, 2008 for (1) each of our current Directors, (2) each of the “named executive officers” who are listed in the “Summary Compensation Table” and (3) all of our current Directors and executive officers as a group. The share amounts and ownership percentages shown for each individual in the table include shares of Class A or Class B common stock that are not currently outstanding but which the individual may acquire upon exercise of options held by that individual that are currently exercisable or will become exercisable within 60 days of February 15, 2008. To our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Class of Common Stock
	Class A Common Stock			Class B Common Stock
	Amount and			Amount and
	Nature of			Nature of
	Beneficial		Percent of	Beneficial		Percent of
Name of Beneficial Owner	Ownership		Class(9)	Ownership		Class(9)

Richard Beckwitt	220,000	(1)	*	—		*
Diane J. Bessette	279,506	(2)	*	9,559	(2)	*
Irving Bolotin	117,091	(3)	*	15,488		*
Steven L. Gerard	14,618	(3)	*	850		*
Bruce E. Gross	504,037	(4)	*	42,382	(4)	*
Sherrill W. Hudson	10,000		*	—		*
Jonathan M. Jaffe	923,574	(5)	*	52,887	(5)	*
R. Kirk Landon	33,300	(3)	*	2,380		*
Sidney Lapidus	191,947	(3)	*	17,996		*
Stuart A. Miller	1,888,946	(6)	1.4%	21,409,652	(7)	68.4%
Donna Shalala	9,000	(3)	*	200		*
Jeffrey Sonnenfeld	9,604	(3)	*	—		*
Directors and Officers as a Group (14 persons)	4,328,419	(8)	3.3%	21,551,394	(8)	68.9%

*	less than 1%

(1)	Includes options to purchase 20,000 shares of Class A common stock.
(2)	Includes, respectively, options to purchase 129,950 shares of Class A and 3,560 shares of Class B common stock.
(3)	Includes options to purchase 7,500 shares of Class A common stock.
(4)	Includes, respectively, options to purchase 184,498 shares of Class A and 2,949 shares of Class B common stock.
(5)	Includes, respectively, options to purchase 289,998 shares of Class A and 2,999 shares of Class B common stock.
(6)	Includes options to purchase 665,232 shares of Class A common stock. In addition, Mr. Miller has shared voting and investment power with respect to 290,550 shares of Class A common stock reflected in this table.
(7)	Includes options to purchase 4,523 shares of Class B common stock. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold controlling and substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 of the shares of Class B common stock reflected in this table.
(8)	Includes, respectively, options to purchase 1,365,178 shares of Class A and 14,031 shares of Class B common stock.
(9)	Percent of Class is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, based on the total issued and outstanding shares of the class indicated as of February 15, 2008.

Because each outstanding share of Class B common stock is entitled to ten votes and each outstanding share of Class A common stock is entitled to one vote, as of February 15, 2008, Mr. Miller had the power to cast 215,275,004 votes, which is 48.6% of the combined votes that can be cast by all the holders of Class A common stock and Class B common stock, and all of our Directors and executive officers as a group had the power to cast 218,336,871 votes, which is 49.3% of the combined votes that can be cast by all the holders of Class A common stock and Class B common stock.

Board of Directors

Our Board of Directors is responsible for overseeing the management of our business. We keep Directors informed of our business at meetings and through reports and analyses presented to the Board of Directors and committees of the Board. Regular communications between the Directors and management also occur apart from meetings of the Board of Directors and committees of the Board. Specifically, from time to time the Board schedules calls with senior management to discuss the Company’s business strategies.

Our Board of Directors currently consists of eight members divided into three classes, with members of each class serving for staggered three-year terms. However, if Proposal 3 is approved and we amend our Amended and Restated Certificate of Incorporation to declassify the Board of Directors, at the next annual meeting of stockholders, each director will be elected to serve for only one year.

The following table provides information about the nominees for Director and our other current Directors whose terms will continue after the 2008 Annual Meeting. Following the table, we provide a brief biography of each of the Director nominees as well as our other current Directors whose terms will continue after the 2008 Annual Meeting.

		Director	Term
Director Nominees	Age	Since	Expires

Stuart A. Miller(1)	50	1990	2008
Jeffrey Sonnenfeld	52	2005	2008

Other Current Directors
Steven L. Gerard	62	2000	2009
Sherrill W. Hudson	65	2008	2009
Sidney Lapidus(1)	70	1997	2009
Irving Bolotin	75	1974	2010
R. Kirk Landon	78	1999	2010
Donna E. Shalala	67	2001	2010

(1)	Member of our Executive Committee.

At our 2008 annual meeting, the persons named in the accompanying proxy will vote FOR the election of Stuart A. Miller and Jeffrey Sonnenfeld, each to serve as a member of our Board of Directors for a term of three years, expiring at our 2011 Annual Meeting of Stockholders (or, if the proposal to amend our Amended and Restated Certificate of Incorporation to declassify the Board is approved, expiring at our 2009 Annual Meeting of Stockholders) unless contrary instructions are indicated in the accompanying proxy.

Biographical Information about Our Director Nominees and Other Current Directors

     Director Nominees

Stuart A. Miller has served as a Director of our company since April 1990 and has served as our President and Chief Executive Officer since April 1997. From 1997 until 2005, Mr. Miller served as the

Chairman of the Board of LNR Property Corporation, a company that invests in commercial real estate and real estate-related securities, which was a wholly-owned subsidiary of ours until it was spun-off in October 1997.

Jeffrey Sonnenfeld has served as a Director of our company since September 2005. Mr. Sonnenfeld has served as the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management for the Yale School of Management since 2001. In 1989, Mr. Sonnenfeld founded the Chief Executive Leadership Institute of Yale University, and he has served as its President since that time.

     Other Current Directors

Steven L. Gerard has served as a Director of our company since May 2000. Since October 2000, Mr. Gerard has served as a director and Chief Executive Officer of CBIZ, Inc., a provider of professional business services to individuals and companies throughout the United States. Mr. Gerard was elected Chairman of CBIZ, Inc. in October 2002. Before that, from July 1997 to October 2000, Mr. Gerard served as Chairman and Chief Executive Officer of Great Point Capital, Inc., an operations and financial consulting firm. Before that, from September 1992 to July 1997, Mr. Gerard served as Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc., and its successor, Ocean View Capital, Inc. a manufacturer of residential, commercial and industrial wire and cable products. Mr. Gerard is also a director of Joy Global, Inc.

Sherrill W. Hudson became a Director in January 2008. Mr. Hudson is Chairman and Chief Executive Officer of TECO Energy, Inc. Prior to joining TECO Energy in July 2004, Mr. Hudson spent 37 years with Deloitte & Touche LLP until he retired in 2002. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants. In addition to serving as Chairman of the Board of TECO Energy, Mr. Hudson also serves on the board of directors of Publix Supermarkets, Inc. and The Standard Register Company. Mr. Hudson does not intend to stand for re-election to the board of The Standard Register Company when his term expires in April 2008.

Sidney Lapidus has served as a Director of our company since April 1997. Mr. Lapidus is a retired partner of Warburg Pincus LLC, a private equity investment firm, and was with Warburg Pincus from 1967 until the end of 2007. Mr. Lapidus currently serves as a director of Knoll, Inc. and The Neiman Marcus Group, Inc. as well as a number of non-profit organizations.

Irving Bolotin has served as a Director of our company since 1974. Mr. Bolotin is currently retired. From 1972 until his retirement in December 1998, Mr. Bolotin served as a Senior Vice President of our company. Mr. Bolotin also serves on the Board of Directors of Rechtien International Trucks, Inc.

R. Kirk Landon has served as a Director of our company since January 1999. Since 1996, Mr. Landon has served as the President of The Kirk Foundation and President of The Kirk A. and Dorothy P. Landon Foundation. From 2001 to 2007, Mr. Landon served as Chairman of Orange Clothing Company, a clothing manufacturing company. From 1993 until 2006, Mr. Landon served as Chairman of Innovative Surveillance Technology, a provider of surveillance equipment. From 1983 until 2004, Mr. Landon served on the Board of Trustees of Barry University. Mr. Landon currently serves on the Board of Trustees of Florida International University.

Donna E. Shalala has served as a Director of our company since April 2001. Since June 2001, Ms. Shalala has served as the President of the University of Miami, a private higher-education institution, as well as a Professor of Political Science. Before that, from January 1993 until January 2001, Ms. Shalala served as the U.S. Secretary of Health and Human Services. Before that, from 1987 until 1993, Ms. Shalala served as a Professor of Political Science and Chancellor of the University of Wisconsin-Madison. Ms. Shalala also served as a Professor of Political Science and President of Hunter College from 1980 to 1987, and as Assistant Secretary of the Department of Housing and Urban Development during the Carter administration. A distinguished political scientist, she has served widely in the areas of education, urban housing and health policy. Ms. Shalala is also a director of Gannett Co., Inc., a Trustee of The Henry J. Kaiser Family Foundation and a member of the Council on Foreign Relations.

Corporate Governance

     Meeting Attendance

Our Board of Directors normally meets quarterly, but holds additional meetings as required. Under our Corporate Governance Guidelines, each Director is required to attend substantially all meetings of the Board. During fiscal 2007, the Board of Directors met eight times. Each Director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board of Directors held while that Director was serving on our Board, and (2) the total number of meetings of each committee of the Board on which he or she was serving. It is our policy to encourage directors and nominees for director to attend the annual meeting. All of the members of our Board, except Mr. Hudson, who was not a director at the time, attended last year’s annual meeting. In addition to meetings, during July, August and October of 2007, months during which no Board meetings were scheduled, the Board held business review telephone conferences with management to obtain updates on changing business conditions.

     Independent Directors

Our Board of Directors has unanimously determined that seven of our eight Directors, Messrs. Bolotin, Gerard, Hudson, Landon, Lapidus, Sonnenfeld and Ms. Shalala, are “independent” Directors, pursuant to the Director Qualification Standards set forth in our Corporate Governance Guidelines, which are consistent with the New York Stock Exchange Corporate Governance Standards. After considering any relevant transactions or relationships between each director, or any of his or her family members, and the Company, our senior management and our independent registered public accounting firm, the Board of Directors has affirmatively determined that none of the independent Directors has a material relationship with us (either directly, or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us), other than as a member of our Board of Directors.

Mr. Lapidus serves as our Lead Director.  In this capacity, Mr. Lapidus presides over Board meetings in the absence of our Chairman (the Board has not appointed a new Chairman since our former Chairman’s death in 2006) and presides at all meetings of our independent Directors. In connection with our regularly scheduled board meetings, our independent Directors regularly meet in executive sessions that exclude our non-independent Director and management. Mr. Lapidus presides over these executive sessions.

     Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Executive Committee and an Independent Directors Committee. We provide information about each of these committees below.

     Audit Committee

The Audit Committee consists of Messrs. Landon (Chairperson), Bolotin, Gerard and Hudson. Our Board of Directors has determined that all the members of the Audit Committee are independent, and meet all other qualifications for service on our Audit Committee under the New York Stock Exchange Corporate Governance standards and the applicable rules of the Securities and Exchange Commission. Our Board of Directors has also determined that Mr. Gerard is an audit committee financial expert, as that term is defined in Regulation S-K under the Securities Exchange Act. The Audit Committee met eleven times during fiscal 2007.

Our Board of Directors has adopted a charter for the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. Under its charter, the principal functions of the Audit Committee are:

(1)	to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal auditors;

(2)	to prepare the report that appears in our annual meeting proxy statement; and

(3)	to provide an open line of communication among our independent registered public accounting firm, our internal auditors, our management and our Board of Directors.

The Audit Committee’s responsibilities also include direct supervision of our internal auditors; selecting and determining the compensation of our independent registered public accounting firm; pre-approving all audit and non-audit services provided to us by our independent registered public accounting firm; meeting regularly with our independent registered public accounting firm, our management and our internal auditors; reviewing any issues regarding accounting or internal control over financial reporting, including any significant deficiencies in our internal control over financial reporting reported to the Audit Committee by our Chief Executive Officer or our Chief Financial Officer; and receiving and reviewing complaints regarding accounting, internal control over financial reporting or auditing matters, including anonymous submissions by employees and others regarding questionable accounting or auditing matters.

     Compensation Committee

The Compensation Committee consists of Messrs. Gerard (Chairperson), Bolotin, Hudson and Landon. Our Board of Directors has determined that all the members of the Compensation Committee are independent under the New York Stock Exchange Corporate Governance Standards. The Compensation Committee met five times during fiscal 2007.

Our Board of Directors has adopted a charter for the Compensation Committee. A copy of the Compensation Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. The Compensation Committee’s principal functions are:

(1)	to recommend to the full Board of Directors the compensation of our principal executive officer;

(2)	to set compensation policies and review management decisions regarding compensation of our senior executives, other than our principal executive officer;

(3)	to review the Compensation Discussion and Analysis (included in this proxy statement) with management and to consider whether to recommend that the Compensation Discussion and Analysis be included in this proxy statement; and

(4)	to prepare the Compensation Committee Report that appears in our proxy statement.

In addition, the Compensation Committee makes recommendations to the Board of Directors regarding incentive-compensation plans and equity-based plans that will apply to our senior management. The Compensation Committee has the authority to engage compensation consultants. In fiscal 2007, we engaged Hewitt Associates on the Compensation Committee’s behalf to provide an analysis of our bonus and long-term incentive programs, our compensation strategy, market comparisons, director compensation trends and potential compensation plan designs and modifications.

Under the Lennar Corporation 2007 Equity Incentive Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to awards under the plan to management (excluding awards intended to qualify for an exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended, awards made to individuals covered by Section 16 of the Securities Exchange Act, as amended, and awards issued to any person delegated authority by the Compensation Committee). Under the Lennar

Corporation 2007 Incentive Compensation Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to bonuses under the plan to management (excluding bonuses intended to qualify for an exemption under Section 162(m) of the Internal Revenue Code of 1986).

A further description of the Compensation Committee’s processes and procedures for considering and determining executive compensation is contained in the “Compensation Discussion and Analysis” section of this Proxy Statement.

     Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Ms. Shalala (Chairperson), Mr. Bolotin and Mr. Sonnenfeld. Our Board of Directors has determined that all the members of the Nominating and Corporate Governance Committee are independent under the New York Stock Exchange Corporate Governance Standards. The Nominating and Corporate Governance Committee met three times during fiscal 2007.

Our Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. Under its charter, the principal functions of the Nominating and Corporate Governance Committee are:

(1)	to identify individuals qualified to serve on the Board;

(2)	to recommend the persons the Board should nominate for election at our annual meeting of stockholders;

(3)	to develop and recommend to the Board corporate governance guidelines applicable to us; and

(4)	to oversee the evaluation of the Board and management.

The Nominating and Corporate Governance Committee identifies and evaluates director nominees from many sources, including nominees recommended by stockholders in accordance with the procedures described below. The Nominating and Corporate Governance Committee reviews the personal characteristics and professional competencies of director candidates with the Board members to ensure that the nominees selected are those best suited, from a corporate governance standpoint, to join our Board and oversee our strategies and operations.

The Nominating and Corporate Governance Committee and the Board of Directors have determined that a Director should have the following characteristics, as set forth in our Corporate Governance Guidelines:

•	Ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	A history of conducting his/her own personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	Time availability for in-person participation and to be present at the annual meeting of stockholders;

•	Willingness to demand that our officers and employees insist upon honest and ethical conduct throughout the company;

•	Knowledge of, and experience with regard to at least some of the following: (a) real estate properties, loans and securities, including any lending and financing activities related thereto; (b) public company regulations imposed by the Securities and Exchange Commission and the New York Stock Exchange, amongst others; (c) portfolio and risk management; (d) the major geographic locations within which we operate; (e) sound business practices; and (f) accounting and financial reporting; and

•	If applicable, ability to satisfy the criteria for independence established by the Securities and Exchange Commission and the New York Stock Exchange, as they may be amended from time-to-time.

The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. If a stockholder wishes to recommend a nominee for director, the stockholder should mail a recommendation to the Company containing the following information:

•	The recommending stockholder’s name and contact information;

•	The candidate’s name and contact information;

•	A brief description of the candidate’s background and qualifications;

•	The reasons why the recommending stockholder believes the candidate would be well suited for the Board;

•	A written statement by the candidate that the candidate is willing and able to serve on the Board;

•	A written statement by the recommending stockholder that the candidate meets the criteria established by the Board; and

•	A brief description of the recommending stockholder’s ownership of our common stock and the period during which such shares have been held.

In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a stockholder, the Nominating and Corporate Governance Committee will consider, among other things, the appropriateness of adding another Director to the Board and the candidate’s background and qualifications. The Nominating and Corporate Governance Committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a stockholder, and may request an interview with the candidate. The Nominating and Corporate Governance Committee will not determine whether to recommend that the Board nominate a candidate until the Nominating and Corporate Governance Committee completes what it believes to be a reasonable investigation, even if the recommendation is delayed until after it is too late for the candidate to be nominated for election at a particular meeting of stockholders. When the Nominating and Corporate Governance Committee determines not to recommend that the Board nominate a candidate recommended by a stockholder, or the Board determines to nominate or not to nominate a candidate, the Nominating and Corporate Governance Committee will notify the recommending stockholder and the candidate of the determination.

     Executive Committee

Our By-Laws provide that the Board of Directors may establish an Executive Committee, which has all authority to act on behalf of the Board of Directors, except as that power is limited by the corporate laws of the State of Delaware, where our company is incorporated, and except as our Board of Directors otherwise provides. Our Executive Committee consists of Messrs. Miller and Lapidus. The Executive Committee took action by unanimous written consent 14 times during fiscal 2007.

     Independent Directors Committee

Our By-Laws require that an Independent Directors Committee review and approve certain ventures and transactions that we enter into with LNR Property Corporation (“LNR”) and significant transactions between LNR and us or any of our subsidiaries. Also, at the request of the full Board of Directors, the Chief Executive Officer or the Chief Financial Officer, the Independent Directors Committee may review or investigate any transaction or matter involving the Company or any subsidiary of the Company, whether or not the transaction or matter involves LNR. The Independent Directors Committee consists of all of the Directors who are not employees of our company. Mr. Lapidus, our Lead Director, serves as Chairperson of the Independent Directors Committee. The Independent Directors Committee met four times during fiscal 2007.

     Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics for our Directors, officers and employees is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us.

     Corporate Governance Guidelines

Our Corporate Governance Guidelines are available on our website at www.lennar.com and are available in print to any stockholder who requests a copy from us.

If you would like to request copies of any of our committee charters, our Code of Business Conduct and Ethics, or our Corporate Governance Guidelines, please send your request to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172.

Director Compensation

Non-employee Directors are paid annual fees of $50,000 per year, payable on a quarterly basis, 50% in cash and 50% in shares of our common stock. These shares will not be transferable (other than to the Director’s estate) until three years after the last day of the quarter in which the shares are issued. In addition to the annual fees, each non-employee Director will receive $3,000 for each board meeting and $1,000 for each committee meeting, other than Audit Committee meetings, attended in person (but only one fee for all Board or committee meetings attended on a single day), and $500 for each Board meeting and $250 for each committee meeting attended by teleconference. Audit Committee members receive an additional $3,000 and the Audit Committee Chairperson receives an additional $5,000 for each Audit Committee meeting attended. Audit Committee fees are paid in addition to fees for other meetings attended on the same day. A Director may elect to defer payment of both the cash and stock portion of fees until he or she no longer serves as a Director of our company. If a director makes this election, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred fees (based upon the mean of the high and low sale prices of the Class A common stock on the date of the relevant meeting) is credited to their deferred compensation accounts. Any dividends paid with regard to the Class A common stock are also credited to their accounts and treated as though they were used to purchase additional shares of Class A common stock on the day the dividend was paid. Upon termination of a deferred compensation account, a director will receive cash equal to the value of the number of shares of Class A common stock credited to the director’s account.

Our Lead Director receives an additional $15,000 per year for his services in that capacity.

In addition to the fees described above, each year, on the date of our annual meeting of stockholders, each non-employee Director receives options to purchase 2,500 shares of our Class A common stock at an exercise price equal to the fair market value of our Class A common stock on that date. These options become exercisable in full on the first anniversary of the grant date and expire on the third anniversary of the grant date. Directors also receive an annual grant of 2,000 shares of our Class A common stock on the date of the first Board meeting following our annual meeting of stockholders. Directors are permitted to sell 50% of the stock grant at any time but are required to hold the remaining 50% of the stock grant until the second anniversary of the date of grant.

Our Chief Executive Officer, who is our only employee-director, receives no additional remuneration for his service as a Director.

The following table sets forth compensation information for our last fiscal year for all of our Directors except our Chief Executive Officer, who receives no compensation for his services as a director, and Sherrill W. Hudson, who did not become a director until January 2008:

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash($)	Awards($)(1)	Awards($)(2)	Compensation($)(3)	Earnings ($)(4)	Compensation($)(5)	Total ($)

Irving Bolotin	55,500	95,880	20,675	—	—	889	172,944
Steven L. Gerard	—	70,880	20,675	80,500	6,374	640	179,069
R. Kirk Landon	—	70,880	20,675	80,250	8,898	640	181,343
Sidney Lapidus	55,000	95,880	20,675	—	—	889	172,444
Donna E. Shalala	—	70,880	20,675	65,000	4,292	640	161,487
Jeffrey Sonnenfeld	—	70,880	20,675	65,000	1,397	640	158,592

(1)	Includes shares with a value of $25,000 issued to each of Messrs. Bolotin and Lapidus as payment of 50% of their annual fee. Also includes an award of 2,000 shares of Class A common stock, having a grant date fair value of $35.44, issued to each of the directors on July 16, 2007. These shares were fully vested upon issuance and 50% of the shares are subject to a two-year minimum holding period from the date of issuance. As of February 15, 2008, the aggregate stock ownership of each of our directors was as follows: Mr. Bolotin owned 109,591 shares of Class A common stock and 15,488 shares of Class B common stock; Mr. Gerard owned 7,118 shares of Class A common stock and 850 shares of Class B common stock; Mr. Landon owned 25,800 shares of Class A common stock and 2,380 shares of Class B common stock; Mr. Lapidus owned 184,447 shares of Class A common stock and 17,996 shares of Class B common stock; Ms. Shalala owned 1,500 shares of Class A common stock and 200 shares of Class B common stock; and Mr. Sonnenfeld owned 2,104 shares of Class A common stock.

(2)	Represents an award of options to purchase 2,500 shares of Class A common stock made at a grant date fair value of $8.27 per share, calculated using the Black-Scholes method, to each of the directors on March 28, 2007. As of February 15, 2008, Messrs. Bolotin, Gerard, Landon, Lapidus, Sonnenfeld and Ms. Shalala each held options to purchase 7,500 shares of Class A common stock.

(3)	Messrs. Gerard, Landon, Sonnenfeld and Ms. Shalala have elected to defer payment of both the cash and stock portion of their fees. As part of this deferral, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred fees (based upon the mean of the high and low sale prices of the Class A common stock on the date of the relevant meeting) are credited to their deferred compensation accounts. Any dividends paid with regard to the Class A common stock are also credited to their accounts and treated as though they were used to purchase additional shares of Class A common stock on the day the dividend was paid. Upon termination of a deferred compensation account, a director will receive cash equal to the value of the number of shares of Class A common stock credited to the director’s account.

(4)	Represents dividends on phantom shares credited to the director’s deferred compensation account.

(5)	Represents dividends on stock awards that were not factored in calculating the grant date fair value of the awards.

Executive Compensation

Compensation Discussion and Analysis

     Overview

Our compensation program for executive officers is designed to attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives that are based on the performance of the Company. Our executive compensation program consists of the following components:

•	base salary;

•	cash bonuses;

•	stock options;

•	restricted stock; and

•	vacation, medical, 401(k) and other employee benefits, which are generally available to employees.

Our compensation policy is to offer market driven base salaries commensurate with each associate’s position in the Company and individual performance, and to have a substantial portion of the total compensation paid to our senior officers be highly variable based upon individual and Company performance and to be coupled with an equity component to align the interests of senior officers with those of our stockholders. We set specific operating goals for our senior officers which determine their bonus opportunities and determine the split between cash and equity based upon Company performance, individual performance and industry and market conditions.

We do not have employment contracts, change-in-control agreements or any other severance programs for our executives. However, most of our equity incentive programs provide for acceleration of vesting if there is a change in control of the Company.

     Executive Compensation Objectives

Our primary compensation objectives are to:

•	attract, motivate and retain highly qualified and experienced executives;

•	award compensation that recognizes valuable individual performance and motivates executives to maximize the Company’s short-term and long-term performance;

•	maintain flexibility to ensure that awards are competitive within our peer group of homebuilders and Fortune 500 companies; and

•	align the interests of our executives with those of our stockholders.

In order to attract, motivate and retain experienced and talented executives, we believe we must provide salaries and total compensation packages that are attractive and competitive in the homebuilding industry. We also believe it is important to have a portion of an executive’s overall compensation tied to his or her day-to-day value to the Company. When reviewing an executive’s value to the Company, we review factors such as the number of years with the Company, significance of job function, ability to analyze and make decisions on significant business and financial objectives, and the ability to work as an important member of senior management and serve as a leader for other employees.

     Process for Determining Compensation

     Authority and Role of Compensation Committee

Our Compensation Committee evaluates and approves the compensation for our Chief Executive Officer and our most senior executive officers, among others, including all the named executive officers. Its determinations regarding the compensation of our Chief Executive Officer are made on the basis of the factors it believes to be applicable (discussed below). Its determinations regarding the compensation of our other corporate level executive officers take into account recommendations by our Chief Executive Officer and any other factors the Compensation Committee believes to be applicable.

The Compensation Committee also administers our equity programs, including awards under our 2007 Equity Incentive Plan.

     Role of Chief Executive Officer

Our Chief Executive Officer reviews the performance of our executive officers, other than himself, and makes compensation recommendations to the Compensation Committee regarding these executive officers.

     Compensation Consultants

The Compensation Committee has the authority to engage compensation consultants. In fiscal 2007, we engaged Hewitt Associates on the Compensation Committee’s behalf to provide an analysis of our bonus and long-term incentive programs, our compensation strategy, market comparisons, director compensation trends and potential compensation plan designs and modifications.

In addition, the Company engaged Watson Wyatt & Company to provide management and the human resources department with advice and information regarding bonus plans, market comparisons for various employees and potential employee retention programs.

     Review of Compensation

We review the compensation of our executive officers on a regular basis. The Compensation Committee Chairman and other members of the Compensation Committee also have discussions with management during the year and occasionally request that management prepare or obtain market summaries and survey data regarding executive compensation matters for the Committee’s review.

When reviewing and determining the total mix of compensation allocated between short and long-term awards and cash and equity awards to executive officers, we make individual determinations based upon our compensation objectives of competitive base salaries, performance based cash incentives and substantial equity compensation to align interests of senior executives with those of stockholders, rather than relying on a set formula or percentage allocation. Accordingly, when we make a compensation award with regard to a particular executive officer, we exercise judgment in determining the mix of compensation we believe to be in line with our compensation objectives for that executive.

     Compliance with Internal Revenue Code Section 162(m)

When reviewing and setting compensation awards to our executives, one of the things we consider is the potential effect of Section 162(m) of the Internal Revenue Code on the tax deductibility of their compensation. Section 162(m) generally does not allow a tax deduction to a publicly-held company for compensation over $1 million paid for any fiscal year to any of the executive officers required to be named in the company’s annual proxy statement. However, Section 162(m) exempts qualified performance-based compensation if certain requirements are met. We generally structure awards to our executive officers in ways that are intended to qualify for the performance-based compensation exemption under Section 162(m). However, we exercise judgment and may award compensation that does not qualify for tax deductibility under Section 162(m) in order to meet corporate objectives or to adapt to changing circumstances.

     Use of Compensation Survey Data

We utilize compensation data of our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market rates and practices, and to help ensure that our compensation decisions are reasonable in comparison to the compensation paid by our peer group and the value of particular executives to us. The peer group compensation data is generally compiled from publicly available information. The companies we view as being in our peer group are the following publicly-traded homebuilding companies: Beazer Homes USA, Inc.; Centex Corporation; D.R. Horton, Inc.; Hovnanian Enterprises, Inc.; KB Home; M.D.C. Holdings, Inc.; NVR, Inc.; Pulte Homes, Inc.; The Ryland Group, Inc.; Standard Pacific Corp.; Toll Brothers, Inc. and WCI Communities, Inc.

     Components of Compensation

     Base Salary

Base salaries paid to our executive officers serve to provide a fixed or base level of compensation to our executives. When reviewing and setting an executive’s base salary, we consider these factors:

•	level of experience and responsibility;

•	ability to contribute to meeting annual operating objectives;

•	level of pay required to retain the executive’s services in light of market conditions;

•	average base salary of comparable executives in our peer group; and

•	recommendations of our Chief Executive Officer, other than for himself.

Due to current unfavorable economic conditions with regard to homebuilding, we have implemented a salary freeze for management. Accordingly, the base salary of the named executive officers has remained the same for the last two years. The base salary of our chief executive officer has remained unchanged since 2003.

With regard to fiscal 2007, our executives were awarded base salaries at different levels primarily based on their tenure with the Company and their level of responsibility. These salaries are set forth in the “Summary Compensation Table.” When setting base salaries, we do not use a percentage or ratio that the base salary should be in relation to total compensation, but we do believe that incentive compensation should continue to be a significant portion of total compensation.

     Bonuses under our 2007 Incentive Compensation Plan

     Chief Executive Officer, Chief Operating Officer and Executive Vice President

The bonuses for our Chief Executive Officer, Chief Operating Officer and Executive Vice President under our 2007 Incentive Compensation Plan are based on percentages of our pre-tax earnings, with the percentages for 2007 depending on our return on capital and diluted earnings per share (the percentages and applicable hurdles for each of those three executive officers are set forth in the following table). In addition, in order for the three executives to reach the maximum percentage of pre-tax earnings, we must achieve a specified customer satisfaction rating.

Performance Levels/Target Bonus Opportunity
Performance Criteria	Threshold	Target Award
Lennar Corporation Return on Capital — As calculated by Accounting and reviewed by auditors	Less than 5%	CEO – 0.50% COO & EVP – 0.20%

	5% to 5.99%	CEO – 0.60% COO & EVP – 0.25%

	6% to 7.99%	CEO – 0.65% COO & EVP – 0.30%

	8% to 11.99%	CEO – 0.75% COO & EVP – 0.35%

	12% or Greater and Diluted EPS of $3.70 or Greater	CEO – 0.95% COO & EVP – 0.45%

	15% or Greater and Diluted EPS of $3.70 or Greater	CEO – 1.00% COO & EVP – 0.50%

Customer Excellence — As rated by J.D. Power and Associates Company-Wide	Less than 7.25 7.25 to 7.99 8.0 or greater	15% Reduction Prorata Reduction No Reduction

Because we did not have pre-tax earnings in fiscal 2007, the bonus calculations for each of these three executives resulted in a bonus of $0 for each of them. Nevertheless, the Compensation Committee, after considering the individual performance of the Executive Vice President, awarded him a bonus of $1,000,000, compared to the $4,356,600 bonus paid to him for fiscal 2006. In deciding to pay this bonus, the Compensation Committee considered the contributions that the Executive Vice President has made to the Company during his comparatively short tenure and the significant personal efforts that he made in restructuring the Company’s divisions, including his willingness to assume responsibility for the operations of certain divisions. No bonus was paid to the Chief Executive Officer or the Chief Operating Officer, compared to fiscal 2006 bonuses of $4,713,200 for the Chief Executive Officer and $1,885,300 for the Chief Operating Officer.

This program’s emphasis on return on capital was designed to be consistent with our “balance sheet first” philosophy and was deemed to be an appropriate measure of our performance in conjunction with our operating plan and in comparison to the performance of our peers based on what we believe to be the most important contributor to long-term shareholder value. We believe it is important to include earnings per share because that metric directly aligns the interests of our senior management and our shareholders. We include customer excellence rating to stress the importance of maintaining the high quality of the homes we build.

We use percentage of pre-tax earnings as a component of the bonus calculation for these three executive officers because they are responsible for developing and implementing our corporate strategies, and therefore we believe it is appropriate to reward them based on the success or lack of success of those strategies.

     Chief Financial Officer and Controller

The bonuses for our Chief Financial Officer and our Controller under the 2007 Incentive Compensation Plan are based on percentages of their salaries. The Chief Financial Officer’s target bonus opportunity (i.e., the bonus he will receive if he achieves 100% of his targets) is 250% of his salary and the Controller’s target bonus opportunity (i.e., the bonus she will receive if she achieves 100% of her targets) is 150% of her salary.

The performance criteria and the percentage of the target award that is attributable to each is set forth in the following table.

		Performance Levels/
	Maximum	Target Bonus Opportunity
	Percent of
Performance Criteria	Target Award	Threshold	% of Target
Lennar Corporation Return on Capital — As calculated by Accounting and reviewed by auditors	15%	Less than 5% 5% to 8.99% 9% or Greater	0% Prorata 15%

Lennar Corporation Diluted Earnings Per Share — As calculated by Accounting and reviewed by auditors	15%	Less than $2.00 $2.00 to $3.68 $3.69 or Greater	0% Prorata 15%

Individual Performance — Based on annual Performance Appraisal review; determined in the Fall by current supervisor.	40%	Below 3.0 3.0 3.5 4.0 or Greater	0% 15% 25% 40%

Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation — As determined by the Corporate Governance Committee	20%	Fair Good Very Good Excellent	0% 10% 15% 20%

Customer Excellence — As rated by J.D. Power and Associates Company-wide	10%	Less than 7.0 7.0 to 7.99 8.0 or Greater	0% Prorata 10%

SUB-TOTAL	100%

UPSIDE POTENTIAL:
1. Associate’s Annual Performance Appraisal Rating — 4.5 or Greater		+10%

2. Lennar Corporation Diluted Earnings Per Share — $3.70 or Greater		+10%

TOTAL	120%

For fiscal 2007, our return on capital and earnings per share were negative, each of the two executive officers had individual performance review scores greater than 4.5, each of them was rated excellent on corporate governance issues and our customer excellence rating exceeded 8.0. This resulted in 80% of the target bonus being payable to each of the Chief Financial Officer and the Controller, which would have resulted in bonus payments of $1,300,000 and $420,000 to the Chief Financial Officer and the Controller, respectively. However, after considering the overall performance of the Company, the Compensation Committee exercised its discretion and reduced the bonus payable to each of the Chief Financial Officer and the Controller to $0 and $150,000, respectively. In fiscal 2006, the Chief Financial Officer and the Controller received bonuses of $1,218,800 and $393,800, respectively.

This program’s emphasis on return on capital was designed to be consistent with the Company’s “balance sheet first” philosophy and was deemed to be a good measure of the Company’s performance in comparison to its peers. In addition, we believe it is important to emphasize earnings per share because it is directly aligned with the interests of our stockholders and customer satisfaction because it stresses the importance of maintaining the high quality of the homes we build. Since these two executive officers manage our financial reporting process, we felt it was important that a portion of their compensation be based on their adherence to our internal corporate governance policies, which include our internal controls over financial reporting and disclosure controls and procedures. With respect to individual performance criteria, the Chief Financial Officer’s individual performance review is conducted by the Chief Executive Officer and the Controller’s individual performance review is conducted by the Chief Financial Officer and approved by the Chief Executive Officer.

The maximum target bonuses for these two executive officers are calculated as percentages of their salaries in order to provide some measure of predictability of bonus amounts from year to year.

The maximum bonus that may be awarded to any person under the 2007 Incentive Compensation Plan for any fiscal year is the greater of (i) $1.5 million or (ii) 1.5% of the consolidated pre-tax income of the Company in that fiscal year. We believe the maximum percentage set in our 2007 Incentive Compensation Plan to be within the maximum ranges established by others in our peer group.

     Stock Option Grants under the 2007 Equity Incentive Plan

Stock option grants are typically made to key employees during the first quarter of a fiscal year after we have had a chance to evaluate the Company’s performance for the prior fiscal year. In addition to these annual grants, we sometimes grant options to new associates upon hire or to current associates upon promotion. Each stock option has an exercise price equal to the closing price of our stock on the date of grant, is subject to vesting over a four-year period and expires on the fifth anniversary of the grant date. We believe that stock options provide an important incentive for our employees to maximize stockholder value, because the stock options only have value if our stock price increases after the date of grant. During our 2007 fiscal year, we did not award any stock options to any of our named executive officers.

In determining the number of shares subject to an option grant, we make a subjective evaluation of:

•	the overall performance of the Company;

•	an analysis of compensation paid to senior executive officers in our peer group;

•	contributions the executive officer made and is anticipated to make to our success;

•	the executive officer’s tenure with the Company;

•	the level of experience and responsibility of the executive officer; and

•	the number of stock options previously granted to the executive officer compared with those previously granted to other executive officers and employees.

     Restricted Stock Grants under the 2007 Equity Incentive Plan

We sometimes award restricted stock to select members of senior management. Restricted stock awards are typically made in the first quarter of a fiscal year in conjunction with the determination of bonuses.

We believe that restricted stock closely aligns the long-term interests of recipients with those of our shareholders generally. Each of the named executive officers was granted restricted stock last year. Restricted stock grant amounts and other material terms are approved by the Compensation Committee after receiving recommendations from our Chief Executive Officer and other members of our senior management. Restricted stock grants made to the Chief Executive Officer are determined by the Compensation Committee and are typically for twice the amount awarded to the Chief Operating Officer. Restricted stock grants made in fiscal 2007 vest in installments over a four-year period, with 10% vesting on the first anniversary of the grant date and 30% vesting on the second, third and fourth anniversaries of the grant date. As the shares vest, 50% of the shares are immediately transferable upon vesting but the remaining 50% cannot be transferred until the second anniversary of the vesting date. Factors considered in determining restricted stock grants include:

•	contributions the executive officer made and is anticipated to make to our success;

•	the executive officer’s tenure with the Company;

•	the level of experience and responsibility of the executive officer;

•	the level of stock ownership of the executive officer; and

•	market compensation for similarly-situated executives in our peer group.

Our Chief Executive Officer and other members of our senior management develop grant recommendations by evaluating the factors above to set a total compensation target for each named executive officer and then designing new grants to accomplish those targets, taking into account cash compensation and any stock option grants.

In fiscal 2007, we made restricted stock grants to each of the named executive officers. In order to qualify as tax-deductible compensation under Section 162(m) of the Internal Revenue Code, the restricted stock grants made to the Chief Executive Officer, the Chief Operating Officer and the Executive Vice President were subject to additional vesting conditions: that we have a year-end total debt to capital ratio of not more than 40% and that we earn a profit during fiscal 2007. Since we did not earn a profit in fiscal 2007, the restricted stock grants to these three named executive officers were forfeited.

     Allocation between Restricted Stock and Stock Options

In determining how to allocate equity based compensation between stock options and restricted stock, we consider the following factors:

•	the financial statement expense of issuing restricted stock versus that of issuing stock options;

•	the tax deductibility of the restricted stock grant;

•	the objective achieved by issuing restricted stock versus that of issuing stock options; and

•	the value to the senior executive of receiving restricted stock versus stock options.

We believe that restricted stock provides a strong retention incentive in an uncertain market, because it has value even during periods of declining stock prices. Also, because the value of restricted stock reflects the full value of the shares while the value of stock options reflects only the potential for an increase in the price of our shares, restricted stock awards involve far fewer shares to provide a specified amount of compensation. Amounts realizable from prior grants are generally not taken into account in determining new grants.

We do not have any stock ownership guidelines for executive officers or other employees. However, we do have a policy that prohibits all associates from trading in puts, calls or similar options on our stock and from engaging in short sales of our stock.

     Other Compensation and Benefits

The named executive officers receive vacation, medical, 401(k) and other benefits that are generally available to all of the Company’s employees.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis. Based on our review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Steven L. Gerard, Chairperson;
Irving Bolotin;
Sherrill W. Hudson;
R. Kirk Landon

Summary Compensation Table

The following table sets forth compensation information for our last fiscal year with regard to (i) our principal executive officer, (ii) our principal financial officer and (iii) our other three most highly compensated executive officers during fiscal 2007, to whom we refer collectively as the “named executive officers.”

					Non-Equity
			Stock		Incentive Plan	All Other
Name and Principal Position	Year	Salary($)	Awards($)(1)		Compensation($)	Compensation($)(5)	Total($)

Stuart A. Miller,	2007	1,000,000	9,950,000	(2)	—	130,397	11,080,397	(3)
President and Chief Executive Officer
Jonathan M. Jaffe,	2007	800,000	4,975,000	(2)	—	72,528	5,847,528	(3)
Vice President and Chief Operating Officer
Bruce E. Gross,	2007	650,000	4,975,000		—	55,850	5,680,850
Vice President and Chief Financial Officer
Richard Beckwitt,	2007	700,000	4,975,000	(2)	1,000,000	72,652	6,747,652	(3)
Executive Vice President
Diane J. Bessette,	2007	350,000	2,487,500		150,000	31,850	3,019,350
Vice President and Controller(4)

(1)	The restricted shares of Class A common stock were valued based on the average of the high and low trading prices of our Class A common stock on February 27, 2007, the date of grant.

(2)	These restricted stock grants were forfeited as of January 29, 2008 as a result of the Company’s failure to achieve certain financial performance goals.

(3)	Includes the value of restricted stock grants that were forfeited as of January 29, 2008. If the value of these forfeited restricted stock grants had not been included, the total compensation for Messrs. Miller, Jaffe and Beckwitt would have been $1,130,397, $872,528 and $1,772,652, respectively.

(4)	Ms. Bessette was promoted to Vice President and Treasurer as of February 21, 2008.

(5)	Consists of dividends on restricted stock awards that were not factored in calculating the grant date fair value of the awards, car lease payments made by us on behalf of certain executives, matching payments by us under the 401(k) aspect of our Employee Stock Ownership/401(k) Plan, term life insurance premiums paid by us and long-term disability insurance premiums paid by us as follows:

					Long-Term
		Car Lease	401(k)	Term Life	Disability
	Dividends($)	Payments($)	Match($)	Insurance($)	Insurance($)

Stuart A. Miller	96,000	26,547	6,750	600	500
Jonathan M. Jaffe	48,000	16,678	6,750	600	500
Bruce E. Gross	48,000	—	6,750	600	500
Richard Beckwitt	48,000	16,802	6,750	600	500
Diane J. Bessette	24,000	—	6,750	600	500

Grants of Plan-Based Awards

The following table sets forth information about the plan-based awards that were granted to our named executive officers during fiscal 2007:

					Estimated Future
					Payouts Under		Grant Date Fair
		Estimated Future Payouts Under			Equity Incentive		Value of Stock and
		Non-Equity Incentive Plan Awards(1)			Plan Awards		Option Awards
Name	Grant Date	Threshold($)	Target($)	Maximum($)	Threshold(#)		($)(4)

Stuart A. Miller	2/27/07	—	—	—	200,000	(2)(3)	9,950,000
Jonathan M. Jaffe	2/27/07	—	—	—	100,000	(2)(3)	4,975,000
Bruce E. Gross	2/27/07	—	—	—	100,000	(3)	4,975,000
	—	—	1,625,000	1,950,000	—		—
Richard Beckwitt	2/27/07	—	—	—	100,000	(2)(3)	4,975,000
Diane J. Bessette	2/27/07	—	—	—	50,000	(3)	2,487,500
	—	—	525,000	630,000	—		—

(1)	These columns show the range of the potential payout for each named executive officer under the 2007 Incentive Compensation Plan. There is no minimum, target or cap on the amount of bonus that can be earned by the three executive officers whose bonus is calculated as a percentage of our pre-tax earnings. The performance goals and target percentages for determining the payout under the 2007 Incentive Compensation Plan are described in the “Compensation Discussion and Analysis” section of this proxy statement. The actual payments made for fiscal 2007 are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)	These restricted stock grants were subject to the Company’s achieving two performance based conditions: having a year-end total debt-to-capital ratio of not more than 40% and earning a profit during fiscal 2007. Because we did not earn a profit in fiscal 2007, these restricted stock grants were forfeited as of January 29, 2008.

(3)	These restricted stock awards vest or, in the case of awards that were forfeited, would have vested, 10% on the first anniversary of the grant date and 30% on each of the second, third and fourth anniversaries of the grant date. As the shares vest, 50% of the shares are immediately transferable upon vesting but the remaining 50% cannot be transferred until the second anniversary of the vesting date. Dividends of $0.16 per share were paid on the restricted stock in each of the second, third and fourth quarters of 2007. The dividend rate was the same as that paid to all of our shareholders.

(4)	The grant date fair value of the stock awards was calculated based on the average of the high and low trading prices of our Class A common stock on the grant date, which was $49.75.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at November 30, 2007:

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying						Market Value of
	Unexercised	Unexercised	Option	Option		Number of Shares or		Shares or Units of
	Options	Options	Exercise	Expiration		Units of Stock That		Stock That Have Not
Name	Exercisable	Unexercisable	Price	Date		Have Not Vested		Vested(23)

Stuart A. Miller	8,000	—	$8.25	2/7/2010	(1)
	12,000	—	$9.075	2/7/2010	(1)
	9,030	—	$18.32	3/6/2011	(1)
	16,202	—	$26.32	1/25/2012	(1)
	396,410	—	$27.845	1/23/2008	(1)
	3,590	—	$30.63	1/23/2008	(1)
	280,000	120,000	$46.42	12/17/2008	(2)
	80,000	118,182	$55.00	12/16/2009	(3)
	—	1,818	$60.50	12/16/2009	(4)
	20,000	176,810	$62.675	1/5/2011	(5)
	—	3,190	$68.9425	1/5/2011	(6)
	40,000	—	$0.00	1/23/2008	(7)
	2,000	—	$0.00	2/7/2010	(7)
	903	—	$0.00	3/6/2011	(7)
	1,620	—	$0.00	1/25/2012	(7)
						260,000	(8)	$4,118,400
Jonathan M. Jaffe	5,998	—	$8.25	2/7/2010	(1)
	20,000	—	$18.32	3/6/2011	(1)
	4,000	—	$26.32	1/25/2012	(1)
	100,000	—	$27.845	1/23/2008	(1)
	105,000	45,000	$46.42	12/17/2008	(9)
	40,000	60,000	$55.00	12/16/2009	(10)
	10,000	90,000	$62.675	1/5/2011	(11)
	10,000	—	$0.00	1/23/2008	(7)
	599	—	$0.00	2/7/2010	(7)
	2,000	—	$0.00	3/6/2011	(7)
	400	—	$0.00	1/25/2012	(7)
						220,418	(12)	$3,491,421
Bruce E. Gross	11,498	—	$18.32	3/6/2011	(1)
	18,000	—	$26.32	1/25/2012	(1)
	70,000	30,000	$46.42	12/17/2008	(13)
	20,000	30,000	$55.00	12/16/2009	(14)
	5,000	45,000	$62.675	1/5/2011	(15)
	1,149	—	$0.00	3/6/2011	(7)
	1,800	—	$0.00	1/25/2012	(7)
						145,046	(16)	$2,297,529
Richard Beckwitt	5,000	45,000	$59.29	3/1/2011	(17)
						190,000	(18)	$3,009,600
Diane J. Bessette	7,602	—	$8.25	2/7/2010	(1)
	14,000	—	$18.32	3/6/2011	(1)
	14,000	—	$26.32	1/25/2012	(1)
	60,000	—	$27.845	1/23/2008	(1)
	42,000	18,000	$46.42	12/17/2008	(19)
	12,000	18,000	$55.00	12/16/2009	(20)
	3,000	27,000	$62.675	1/5/2011	(21)
	6,000	—	$0.00	1/23/2008	(7)
	760	—	$0.00	2/7/2010	(7)
	1,400	—	$0.00	3/6/2011	(7)
	1,400	—	$0.00	1/25/2012	(7)
						64,696	(22)	$1,024,785

(1)	Stock option awards for shares of Class A common stock.

(2)	Stock option awards for 400,000 shares of Class A common stock, the unvested portion of which vested as to 120,000 shares on December 17, 2007.

(3)	Stock option awards for 198,182 shares of Class A common stock, the unvested portion of which vested as to 60,000 shares on December 16, 2007 and vests as to 58,182 shares on December 16, 2008, assuming continued employment.

(4)	Stock option awards for 1,818 shares of Class A common stock, the unvested portion of which vests as to 1,818 shares on December 16, 2008, assuming continued employment.

(5)	Stock option awards for 196,810 shares of Class A common stock, the unvested portion of which vests as to 60,000 shares on January 5, 2008, as to 58,405 shares on January 5, 2009 and as to 58,405 shares on January 5, 2010, assuming continued employment.

(6)	Stock option awards for 3,190 shares of Class A common stock, the unvested portion of which vests as to 1,595 shares on January 5, 2009 and as to 1,595 shares on January 5, 2010, assuming continued employment.

(7)	Represents shares of Class B common stock to be issued upon the exercise of certain options to purchase Class A common stock.

(8)	Reflects a restricted stock grant on February 27, 2007 for 200,000 shares of Class A common stock that was forfeited by Mr. Miller on January 29, 2008 as a result of the Company’s failure to meet certain financial performance targets. Also reflects a restricted stock grant on June 22, 2005 for shares of Class A common stock, the unvested portion of which vests as to 30,000 shares on June 22, 2008 and as to 30,000 shares on June 22, 2009.

(9)	Stock option awards for 150,000 shares of Class A common stock, the unvested portion of which vested as to 45,000 shares on December 17, 2007.

(10)	Stock option awards for 100,000 shares of Class A common stock, the unvested portion of which vested as to 30,000 shares on December 16, 2007 and vests as to 30,000 shares on December 16, 2008, assuming continued employment.

(11)	Stock option awards for 100,000 shares of Class A common stock, the unvested portion of which vests as to 30,000 shares on January 5, 2008, as to 30,000 shares on January 5, 2009 and as to 30,000 shares on January 5, 2010, assuming continued employment.

(12)	Reflects a restricted stock grant on February 27, 2007 for 100,000 shares of Class A common stock that was forfeited by Mr. Jaffe on January 29, 2008 as a result of the Company’s failure to meet certain financial performance targets. Also reflects a restricted stock grant on June 22, 2005 for shares of Class A common stock, the unvested portion of which vests as to 30,000 shares on June 22, 2008 and as to 30,000 shares on June 22, 2009 and a restricted stock grant on April 14, 2006 for shares of Class A common stock, the unvested portion of which vests as to 30,209 shares on April 14, 2008 and as to 30,209 shares on April 14, 2009.

(13)	Stock option awards for 100,000 shares of Class A common stock, the unvested portion of which vested as to 30,000 shares on December 17, 2007.

(14)	Stock option awards for 50,000 shares of Class A common stock, the unvested portion of which vested as to 15,000 shares on December 16, 2007 and vests as to 15,000 shares on December 16, 2008, assuming continued employment.

(15)	Stock option awards for 50,000 shares of Class A common stock, the unvested portion of which vests as to 15,000 shares on January 5, 2008, as to 15,000 shares on January 5, 2009 and as to 15,000 shares on January 5, 2010, assuming continued employment.

(16)	Reflects a restricted stock grant on June 22, 2005 for shares of Class A common stock, the unvested portion of which vests as to 18,000 shares on June 22, 2008 and as to 18,000 shares on June 22, 2009, a restricted stock grant on April 14, 2006 for shares of Class A common stock, the unvested portion of which vests as to 4,523 shares on April 14, 2008 and as to 4,523 shares on April 14, 2009 and a restricted stock grant on February 27, 2007 for shares of Class A common stock, the unvested portion of which vests as to 10,000 shares on February 27, 2008, as to 30,000 shares on February 27, 2009, as to 30,000 shares on February 27, 2010 and as to 30,000 shares on February 27, 2011.

(17)	Stock option awards for 50,000 shares of Class A common stock, the unvested portion of which vests as to 15,000 shares on March 1, 2008, as to 15,000 shares on March 1, 2009 and as to 15,000 shares on March 1, 2010, assuming continued employment.

(18)	Reflects a restricted stock grant on February 27, 2007 for 100,000 shares of Class A common stock that was forfeited by Mr. Beckwitt on January 29, 2008 as a result of the Company’s failure to meet certain financial performance targets. Also reflects a restricted stock grant on September 1, 2006 for shares of Class A common stock, the unvested portion of which vests as to 30,000 shares on March 1, 2008, as to 30,000 shares on March 1, 2009 and as to 30,000 shares on March 1, 2010.

(19)	Stock option awards for 60,000 shares of Class A common stock, the unvested portion of which vested as to 18,000 shares on December 17, 2007.

(20)	Stock option awards for 30,000 shares of Class A common stock, the unvested portion of which vested as to 9,000 shares on December 16, 2007 and vests as to 9,000 shares on December 16, 2008, assuming continued employment.

(21)	Stock option awards for 30,000 shares of Class A common stock, the unvested portion of which vests as to 9,000 shares on January 5, 2008, as to 9,000 shares on January 5, 2009 and as to 9,000 shares on January 5, 2010, assuming continued employment.

(22)	Reflects a restricted stock grant on June 22, 2005 for shares of Class A common stock, the unvested portion of which vests as to 6,000 shares on June 22, 2008 and as to 6,000 shares on June 22, 2009, a restricted stock grant on April 14, 2006 for shares of Class A common stock, the unvested portion of which vests as to 1,348 shares on April 14, 2008 and as to 1,348 shares on April 14, 2009 and a restricted stock grant on February 27, 2007 for shares of Class A common stock, the unvested portion of which vests as to 5,000 shares on February 27, 2008, as to 15,000 shares on February 27, 2009, as to 15,000 shares on February 27, 2010 and as to 15,000 shares on February 27, 2011.

(23)	Market value is calculated using the closing sales price of Class A common stock on November 30, 2007.

Option Exercises and Stock Vested

The following table sets forth information about option exercises and stock vested during fiscal 2007:

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise($)	Vesting(#)	Vesting($)

Stuart A. Miller
Class A Common Stock	143,088	6,253,821	30,000	1,194,750
Class B Common Stock	14,308	698,728	—	—
Jonathan M. Jaffe
Class A Common Stock	107,858	1,412,400	60,209	2,449,783
Class B Common Stock	10,785	213,073	—	—
Bruce E. Gross
Class A Common Stock	80,000	2,407,449	22,523	904,758
Class B Common Stock	8,000	395,002	—	—
Richard Beckwitt
Class A Common Stock	—	—	10,000	487,250
Class B Common Stock	—	—	—	—
Diane J. Bessette
Class A Common Stock	10,000	452,894	7,348	294,953
Class B Common Stock	1,000	48,769	—	—

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table sets forth information about our nonqualified deferred compensation plan during fiscal 2007:

Aggregate
Balance
	Executive	Registrant		Aggregate	at Last
	Contribution in	Contribution in	Aggregate Earnings	Withdrawals/	Fiscal Year
Name	Last Fiscal Year($)	Last Fiscal Year($)	in Last Fiscal Year($)	Distributions($)	End($)

Stuart A. Miller	—	—	—	—	—
Jonathan M. Jaffe	—	—	—	—	—
Bruce E. Gross	—	—	—	—	635,471
Richard Beckwitt	—	—	—	—	—
Diane J. Bessette	—	—	—	—	—

Mr. Gross is the only named executive officer who participated in our nonqualified deferred compensation plan in fiscal 2007. Our nonqualified deferred compensation plan was terminated in January 2008.

Compensatory Plans and Arrangements

     Equity Plans

The Lennar Corporation 2007 Equity Incentive Plan provides for the granting of up to ten million shares of Class A or Class B common stock that may be issuable upon the exercise of stock options or stock appreciation rights, or that may be awarded as shares of restricted common stock, to key officers, employees and Directors. The exercise prices of stock options and stock appreciation rights may not be less than the fair market value of the common stock on the date of the grant. No options granted under the 2007 Plan may be exercised until at least six months after the date of the grant. Thereafter, options become exercisable in installments determined when options are granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant.

After we adopted the 2007 Equity Incentive Plan, we made all equity-based awards to key officers, employees and Directors under the 2007 Plan and ceased making grants under prior plans. However, we provide the following information regarding our prior plans because some awards issued under those plans remain outstanding.

The Lennar Corporation 2003 Stock Option and Restricted Stock Plan provided for the granting of Class A or Class B stock options and stock appreciation rights and awards of restricted stock to key officers, employees and Directors. No options granted under the 2003 Plan may be exercised until at least six months after the date of the grant. Thereafter, options become exercisable in installments determined when options are granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant. Restricted stock grants may not vest earlier than six months after the date of issuance.

The Lennar Corporation 2000 Stock Option and Restricted Stock Plan provided for the granting of Class A stock options and stock appreciation rights and awards of restricted common stock to key officers, employees and Directors. No options granted under the 2000 Plan may be exercised until at least six months after the date of the grant. Thereafter, options become exercisable in installments determined when options are granted. Each stock option and stock appreciation right expires on a date determined at the time of the grant, but not more than ten years after the date of the grant. Restricted stock grants vest over a vesting period determined at the time of the grant.

The Lennar Corporation 1997 Stock Option Plan provided for the granting of Class A stock options and stock appreciation rights to key employees to purchase shares at prices not less than the market value of the common stock on the date of the grant. No options granted under the 1997 Plan may be exercised until at least six months after the date of the grant. Thereafter, exercises are permitted in installments determined when options are granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant.

     Deferred Compensation Plan

Under our Deferred Compensation Plan, a member of senior management can elect to defer cash compensation or return to us restricted shares before they vest and receive in exchange our agreement to (1) pay at a later date the amount of cash compensation deferred, plus a return on the cash compensation based on hypothetical investments selected by the person or (2) issue shares of Class A or Class B common stock equal to the number of shares of restricted stock that are returned. The Deferred Compensation Plan was terminated in January 2008.

Compensation Committee Interlocks And Insider Participation

During fiscal 2007, Messrs. Bolotin, Gerard and Landon served on our Compensation Committee. Mr. Bolotin, who was elected to the Compensation Committee in January 2002, was our Senior Vice President until his retirement in December 1998. During fiscal 2007, none of our executive officers served on the compensation committee of any other entity, any of whose directors or executive officers served either on our Board of Directors or on our Compensation Committee.

Certain Relationships and Related Transactions

     Related Party Transactions Policies and Procedures

Our policy, included in our Code of Business Conduct and Ethics, is that all directors, officers and employees must avoid any activity that does or appears to conflict with the interests of the Company. Our directors, officers and employees are aware of the applicable provisions of our Code of Business Conduct and Ethics, and we seek to become aware of related party transactions through periodic reviews by, and notifications to, management, including the completion of an annual Questionnaire for Directors and Executive Officers. We conduct a review of all related party transactions for potential conflicts of interest. Any potential conflicts of interest must be reviewed and approved, if applicable, by our Conflicts Committee if the person involved is someone other than a director or our chief executive officer or, if the person involved is a director or our chief executive officer, by the Audit Committee of the Board of Directors. Our Conflicts Committee consists of our Chief Financial Officer, our Principal Accounting Officer and our General Counsel. During fiscal 2007, there were no transactions with related persons where our policies and procedures did not require review, approval or ratification or where our policies and procedures were not followed.

     Relationship with LNR Property Corporation

In 1997, we transferred our commercial real estate investment and management business to LNR Property Corporation (“LNR”), and spun-off LNR to our stockholders. As a result, LNR became a publicly-traded company, and the family of Stuart A. Miller, our President, Chief Executive Officer and a Director, which had voting control of us, became the controlling shareholder of LNR.

Since the spin-off, we have entered into a number of joint ventures and other transactions with LNR. Many of the joint ventures were formed to acquire and develop land, part of which was subsequently sold to us or other homebuilders for residential building and part of which was subsequently sold to LNR for commercial development. For a number of years after the spin-off, LNR was controlled by Mr. Miller and his family; thus, all significant transactions we or our subsidiaries engaged in with LNR or entities in which it had an interest were reviewed and approved by the Independent Directors Committee of our Board of Directors.

In January 2004, a company of which we and LNR each owned 50% acquired The Newhall Land and Farming Company (“Newhall”) for approximately $1 billion, including $200 million we contributed and $200 million that LNR contributed (the remainder came from borrowings and sales of properties to LNR). Subsequently, we and LNR each transferred our interests in most of our joint ventures to the jointly-owned company that had acquired Newhall, and that company was renamed LandSource Communities Development LLC (“LandSource”). At November 30, 2007, Newhall owned approximately 35,000 acres in California.

In February 2005, LNR was acquired by a privately-owned entity. Although Mr. Miller’s family acquired a 20.4% interest in that privately-owned entity, that interest is non-voting and neither Mr. Miller nor anybody else in his family is an officer or director, or otherwise is involved in the management, of LNR or its parent. Nonetheless, because, as of November 30, 2007, the Miller family had a 20.4% interest in LNR’s parent, significant transactions with LNR or entities in which it has an interest are still reviewed and approved by the Independent Directors Committee of our Board of Directors.

In February 2007, LandSource admitted a new strategic partner. As part of the transaction, each of Lennar and LNR received a cash distribution of $707.6 million and each of their resulting ownership interests in LandSource was reduced to 16%. As a result of their 20.4% interest in LNR’s parent, the Miller family’s indirect interest in the LandSource transaction was approximately $144.4 million.

     Aircraft Time-Sharing Agreement

In August 2005, Mr. Miller entered into a Time-Sharing Agreement with U.S. Home Corporation, a wholly-owned subsidiary of our Company, relating to the use by Mr. Miller of a private aircraft, which is leased by U.S. Home. The agreement provides that U.S. Home may sub-lease the aircraft and its flight crew to Mr. Miller for non-business purposes. Under the agreement, Mr. Miller pays to U.S. Home, out of a $100,000 prepayment fund established in connection with this agreement, the aggregate incremental cost of each flight based on a list of expenses authorized by federal regulations. U.S. Home retains sole discretion to determine what flights may be scheduled by Mr. Miller, and the Company’s prior planned use of the aircraft takes precedence over Mr. Miller’s non-business use. Mr. Miller paid U.S. Home $94,285 under the agreement for his use of the aircraft during fiscal 2007 (the cost to Mr. Miller was calculated in accordance with Federal Aviation Administration regulations).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. They are required to furnish us with copies of the reports they file pursuant to Section 16(a). Based on our review of the copies of reports we have received, we believe that our Directors, officers and greater than 10% beneficial owners made all required filings on a timely basis, except that Diane J. Bessette filed a Form 4 on April 25, 2007 relating to shares that she delivered on April 17, 2007 to pay the tax liability on vesting restricted stock.

Independent Registered Public Accounting Firm

Deloitte & Touche LLP audited our financial statements for our fiscal year ended November 30, 2007. Deloitte & Touche LLP has been our independent registered public accounting firm since fiscal 1994 and our Audit Committee has selected them as our independent registered public accounting firm for fiscal 2008. We expect representatives of Deloitte & Touche LLP to be present at our 2008 Annual Meeting of Stockholders. These representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The fees billed by Deloitte & Touche LLP for various types of professional services and related expenses during the years ended November 30, 2007 and 2006 were as follows:

	Fees during	Fees during
	the year ended	the year ended
	November 30,	November 30,
Type of Services	2007	2006

Audit Fees	$2,698,000	$2,703,000
Audit-related Fees	$418,000	$144,000
Tax Fees	$867,000	$1,286,000
All Other Fees	—	—

Total	$3,983,000	$4,133,000

Audit services include the audit of our annual financial statements, reviews of our quarterly financial information and consents and comfort letters related to our issuances of debt securities. Audit-related services primarily include assistance in understanding and applying financial accounting and reporting standards and accounting assistance with proposed transactions. Tax services are tax planning, tax compliance services and tax return preparation.

Audit Committee Pre-Approval Policy

The Audit Committee Charter requires that the Audit Committee pre-approve all auditing services (including providing comfort letters in connection with securities offerings) and non-audit services (including tax services) provided to us or our subsidiaries by our independent registered public accounting firm, except for non-audit services covered by the de minimus exception in Section 10A of the Securities Exchange Act of 1934. During fiscal 2007, the Audit Committee pre-approved all services provided by Deloitte & Touche LLP.

Auditor Independence

Our Audit Committee has been informed of the types of services that Deloitte & Touche has provided to us and has determined that Deloitte & Touche’s providing those services to us is compatible with Deloitte & Touche’s maintaining its independence from us.

Report of the Audit Committee

The following statement is furnished by the Audit Committee of Lennar Corporation and is not incorporated by reference into any document that we file with the Securities and Exchange Commission.

Management has the primary responsibility for producing the Company’s financial statements and for implementing the Company’s financial reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board of Directors in its oversight of the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended November 30, 2007 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

During the course of fiscal 2007, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, the Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007, filed with the Securities and Exchange Commission, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of: (i) the consolidated financial statements and schedules thereto and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2008.

The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee has also considered whether the providing of audit-related and other non-audit services by Deloitte & Touche LLP to the Company is compatible with maintaining the firm’s independence.

The Audit Committee has evaluated the independent registered public accounting firm’s role in performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent registered public accounting firm that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent registered public accounting firm has further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Company’s management that the audited financial statements be included in the Annual Report on Form 10-K for the Company’s fiscal year ended November 30, 2007 that was filed with the Securities and Exchange Commission. By recommending to the Board of Directors and the Company’s management that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee:
R. Kirk Landon, Chairperson;
Irving Bolotin;
Steven L. Gerard;
Sherrill W. Hudson

Proposal 1: Election of Directors

Our Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, has designated the persons named below as nominees for election as Directors, for a term of three years expiring at our 2011 Annual Meeting of Stockholders. However, if Proposal 3 is approved and we amend our Amended and Restated Certificate of Incorporation to declassify the Board of Directors, the nominees will serve only until the next annual meeting of our stockholders, and at that meeting all of our Directors will be elected to serve for only one year. All of the nominees are currently serving as Directors of our company. Each Director is elected by a plurality of the votes cast with regard to the election of Directors. The persons named in the enclosed proxy will vote the proxies they receive for the election of the nominees named below, unless a particular proxy card withholds authorization to do so or provides contrary instructions. Each of the nominees has indicated that he or she is willing and able to serve as a Director. If, before the Annual Meeting, any nominee becomes unable to serve, an event that is not anticipated by the Board of Directors, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate. We provide biographical information about each nominee for Director under the heading “Biographical Information about Our Director Nominees and Other Current Directors.”

Nominees For Director:
Stuart A. Miller
Jeffrey Sonnenfeld

* * * *

Our Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named above. Proxies executed and returned will be so voted unless contrary instructions are indicated on the proxy.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2008, and the Board has directed that management submit the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has been the Company’s independent registered public accounting firm since fiscal 1994. Information on the fees paid to Deloitte & Touche LLP during our 2006 and 2007 fiscal years can be found under the heading “Independent Registered Public Accounting Firm.”

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor any other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares that are voted with regard to the proposal will be required to ratify the selection of Deloitte & Touche LLP. Abstentions and broker non–votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Our Board of Directors unanimously recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Proxies executed and returned will be so voted unless contrary instructions are indicated on the proxy.

Proposal 3: Approval of Declassification of the Board of Directors

The Board of Directors has unanimously approved and is recommending that stockholders approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the classified board structure and provide for the annual election of all Directors.

Article V of the Company’s Amended and Restated Certificate of Incorporation currently provides that the Board of Directors shall be divided into three classes as nearly equal in size as possible, with members of each class serving for three–year terms. If this proposal is approved, all Directors will be elected annually beginning at the next annual meeting. Under those circumstances, the terms of all Directors, including those elected at the 2007 annual meeting and at this annual meeting for terms that would otherwise expire in 2010 and 2011, will expire upon the election of Directors at the next annual meeting.

Supporters of classified boards believe that they promote continuity and stability and assist a company in long-term strategic planning. Supporters also believe that classified boards enhance shareholder value and allow a company to respond to a takeover attempt in a reasoned manner. However, some investors view classified boards as reducing Directors’ accountability to stockholders. Critics also believe that classified boards discourage takeovers and thus detract from shareholder value. Our Board evaluated the relative merits of a classified board and determined that the annual election of Directors was in the best interests of the stockholders of the Company and of the good corporate governance of the Company.

If the proposal is approved, each Director elected at the annual meeting to be held on April 8, 2008 will hold office until the next annual meeting. Upon the election of Directors at the 2009 annual meeting, all Directors’ terms automatically will expire. Beginning at that annual meeting, all Directors will be elected annually. If the proposal is not approved, the Board of Directors will remain classified and the Directors elected at the 2008 annual meeting will serve as described in the section of this proxy statement titled “Board of Directors.”

The affirmative vote of the holders of at least a majority of shares of the company’s outstanding common stock will be required for approval of the proposal. Because of that, an abstention or failure to vote with regard to this proposal will have the same effect as a vote against it. The proposed Amendment is attached to this proxy statement as Exhibit A. If approved, the Amendment will become effective upon filing with the Secretary of State of the State of Delaware, which the Company intends to do promptly following the annual meeting.

Our Board of Directors unanimously recommends a vote FOR the proposal to declassify the Board of Directors. Proxies executed and returned will be so voted unless contrary instructions are indicated on the proxy.

Proposal 4: Stockholder Proposal Regarding Executive Pay for Superior Performance

This stockholder proposal is sponsored by the Central Laborers’ Pension Fund. Their address and number of voting securities held will be provided to any stockholder upon oral or written request made to the General Counsel of Lennar Corporation. Lennar Corporation is not responsible for the content of this stockholder proposal or the statement in support of the proposal.

The Proposal

Resolved: That the shareholders of Lennar Corporation (“Company”) request that the Board of Director’s Executive Compensation Committee adopt a Pay for Superior Performance principle by establishing an executive compensation plan for senior executives (“Plan”) that does the following:

•	Sets compensation targets for the Plan’s annual and long-term incentive pay components at or below the peer group median;

•	Delivers a majority of the Plan’s target long-term compensation through performance-vested, not simply time-vested, equity awards;

•	Provides the strategic rationale and relative weightings of the financial and non-financial performance metrics or criteria used in the annual and performance-vested long-term incentive components of the Plan;

•	Establishes performance targets for each Plan financial metric relative to the performance of the Company’s peer companies; and

•	Limits payment under the annual and performance-vested long-term incentive components of the Plan to when the Company’s performance on its selected financial performance metrics exceeds peer group median performance.

Supporting Statement: We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. The pay-for-performance concept has received considerable attention, yet all too often executive pay plans provide generous compensation for average or below average performance when measured against peer performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that the Pay for Superior Performance principle presents a straightforward formulation for senior executive incentive compensation that will help establish more rigorous pay for performance features in the Company’s Plan. A strong pay and performance nexus will be established when reasonable incentive compensation target pay levels are established; demanding performance goals related to strategically selected financial performance metrics are set in comparison to peer company performance; and incentive payments are awarded only when median peer performance is exceeded.

We believe that the Company’s Plan fails to promote the Pay for Superior Performance principle in several important ways. Our analysis of the Company’s executive compensation plan reveals the following features that do not promote the Pay for Superior Performance principle:

•	The company does not disclose the level at which it targets any component of compensation.

•	The company’s annual incentive plan for its CEO pays off for below-threshold performance. The minimum bonus is 0.5% of the company’s pre-tax earnings, and therefore the CEO will receive a substantial bonus even if the company’s performance is well below threshold.

•	The company’s long-term incentive plan only includes fixed-price stock options; no portion is awarded based on performance criteria.

We believe a plan designed to reward superior corporate performance relative to peer companies will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value. We urge fellow shareholders to vote FOR our proposal.

Board Recommendation

The Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal for the following reasons:

The Board of Directors and the Compensation Committee (referred to below as the “Committee”) support the concept of performance-based compensation arrangements as an important component of executive compensation. We believe performance-based compensation arrangements provide important incentives for superior performance by executives. As discussed in the Compensation Discussion and Analysis section, we currently maintain annual bonus and long-term incentive compensation programs that are based on performance criteria. In fact, this year three of our named executive officers forfeited significant equity grants as a result of the Company’s failure to achieve certain financial performance goals and no cash bonus was paid to our CEO as a result of the Company’s failure to earn a profit for the fiscal year.

The Committee has tied compensation to two of the Company’s most significant financial performance goals: profitability and liquidity. Executive bonuses are conditioned upon profitability, and as 2007 compensation demonstrates, the Company’s senior executives are by no means guaranteed any bonus. Executive equity grants were conditioned upon BOTH profitability AND maintaining a strong balance sheet. While our senior management team maintained a strong balance sheet, thereby positioning the Company to endure a severe market downturn, the Company’s failure to achieve profitability resulted in the complete forfeiture of equity grants by three senior executives. The Committee’s compensation plan ties bonus and equity compensation to the strategy and financial performance of the Company and has performed as designed.

In addition, providing performance-based incentives is not the only purpose of compensation arrangements with our executives. Among other objectives, our compensation arrangements must attract and retain the highest-caliber of executives in an extremely competitive marketplace. This requires not only rewarding executives for the goals they have achieved but also adequately compensating them for the services they perform; services that even carefully calibrated performance metrics may not directly, immediately or appropriately reflect.

After careful consideration, we believe that altering the Committee’s choice of compensation alternatives, as the stockholder’s proposal suggests, will unduly constrain the Committee’s ability to respond to market trends and to tailor compensation incentives to the Company’s business goals. In choosing the type of total compensation program most appropriate for the Company, the Committee considers a variety of factors and alternatives. By seeking to modify the Committee’s choice in regard to designing and implementing compensation programs in ways it deems appropriate, we believe the proposal would put us at a competitive disadvantage and would hinder our ability to attract, retain and motivate the highest caliber of executive talent in a competitive employment environment. Therefore, we do not believe the proposal is in the best interests of the Company or its stockholders. Accordingly, the Board of Directors unanimously recommends that you vote against this stockholder proposal.

* * * *

Our Board of Directors unanimously recommends a vote AGAINST the stockholder proposal regarding executive pay for superior performance. Proxies executed and returned will be so voted unless contrary instructions are indicated on the proxy.

Proposal 5: Stockholder Proposal Regarding Establishment of a Compliance Committee

This stockholder proposal is sponsored by Amalgamated Bank Long View Collective Investment Fund. Their address and number of voting securities held will be provided to any stockholder upon oral or written request made to the General Counsel of Lennar Corporation. Lennar Corporation is not responsible for the content of this stockholder proposal or the statement in support of the proposal.

The Proposal

Resolved: The shareholders of Lennar Corporation (the “Company”) request that the board of directors establish a Compliance Committee, to be composed of independent directors, that would conduct a thorough review of the Company’s regulatory, litigation and compliance risks with respect to its mortgage lending operations and report to shareholders within six months of the 2008 annual meeting as to the committee’s findings and recommendations, as well as the progress made towards implementing those recommendations. This report should be prepared at reasonable cost and may omit confidential information.

SUPPORTING STATEMENT

The recent turmoil in the housing and mortgage markets has wiped out billions of dollars in shareholder value at housing-related companies. During the first nine months of 2007, the Dow Jones Home Construction Index declined by nearly half. Lennar stock lost 5% of its value during this same period, and by late October 2007, the Company’s stock was trading at levels not seen since early 2003. Also in October 2007 Moody’s cut the Company’s debt rating to Ba1 or “junk” status.

In its August 13, 2007 issue, BUSINESS WEEK suggested that improper business practices among the nation’s largest homebuilders — particularly within their mortgage or financing affiliates — may have contributed to the recent collapse of the mortgage and housing markets. The specific concern is the conflict of interest that may occur if a home builder’s mortgage affiliate issues mortgages to home buyers who may not be able to repay their obligations.

Concerns about housing financing practices have prompted calls for more regulatory and legislative action, as well as litigation. Reports in the news media indicate an increased interest by state and federal regulators in enforcing existing laws affecting home builders and mortgage originators, with a possibility of new regulations. In addition, some Members of Congress have indicated an interest in imposing a fiduciary obligation on originators and possibly placing non-bank lenders under federal oversight. At the state level, legislatures in a number of states are considering measures that target deceptive lending, foreclosure or fraud.

Litigation is also pending under the Real Estate Settlement Procedures Act, the Truth in Lending Act, and the Home Ownership Equity Protection Act, as well as state anti-predatory lending statutes.

As shareholders, we are concerned about the damage to long-term shareholder value that can result from litigation, regulatory costs and reputational injury at companies that lack adequate compliance procedures and active oversight by the board. Given the current public scrutiny of homebuilders and their business practices, we believe that it is important for the Lennar board to undertake a thorough investigation of the Company’s practices in this area and to avoid or mitigate any conflicts that might arise,

We urge you to vote FOR this proposal.

Board Recommendation

The Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal for the following reasons:

The Audit Committee (the “Committee”) currently oversees the Company’s compliance with applicable legal and regulatory requirements. Pursuant to the Committee charter, the Committee is responsible for obtaining reports from management, our senior internal auditing executives and our independent auditors regarding our compliance with applicable legal requirements. In addition, the Committee satisfies almost all of the criteria set forth in the proposal:

•	The Committee consists of four independent directors;

•	The Committee meets at least four times a year;

•	The Committee reviews management’s implementation of our compliance program;

•	The Committee reviews with management our relationship with regulators and governmental agencies, and any significant legal, compliance or regulatory matters that have arisen;

•	Pursuant to its charter, the Committee has the authority to retain independent legal, accounting and other advisors as appropriate to assist the Committee in the discharge of its duties.

The Company regularly retains independent counsel to conduct comprehensive reviews of our compliance program. Since the beginning of 2006, the Company has retained three separate law firms to review, evaluate and report on the compliance of its homebuilding operations, financial services operations and corporate governance practices.

The Company’s Board of Directors has only one member who is not independent, our CEO. All of the other members of the Board of Directors are independent outside directors and all of the committees of the Board of Directors consist solely of independent outside directors. Accordingly, we do not feel that it is necessary to create another separate committee of independent directors to address compliance issues. This would simply add to the amount that the Company pays in director fees without adding any transparency or value for the Company’s shareholders.

As for the suggestion that the Company appoint a Chief Compliance Officer, the Company feels that most of the duties that would be carried out by a Chief Compliance Officer, such as working with outside advisors to develop a compliance program, are duplicative of the duties already carried out by our Legal Department and our Internal Audit Department. The Company’s public disclosures and governance practices satisfy the stringent rules of the SEC and the NYSE.

We feel that our compliance program is more than adequate to protect the Company and its shareholders. We are not aware of any instance of a failure in compliance which would have been avoided by the creation of a separate committee of the Board or the appointment of a compliance officer. The creation of a compliance committee or the appointment of a compliance officer would not have provided the Company with any benefit.

While current conditions in the homebuilding and credit markets may be the result of the business practices of many industry participants, we see few reported instances where these practices may have constituted violations of law. We have separated our homebuilding and financial services businesses to reduce the risk of improper activity. A compliance committee could not reasonably be expected to assess business risks of legally compliant business choices.

For these reasons, we do not believe the proposal is in the best interests of the Company or its stockholders. Accordingly, the Board of Directors unanimously recommends that you vote against this stockholder proposal.

* * * *

Our Board of Directors unanimously recommends a vote AGAINST the stockholder proposal regarding establishment of a compliance committee. Proxies executed and returned will be so voted unless contrary instructions are indicated on the proxy.

Other Matters

Our management does not know of any matters other than those described in this proxy statement that will be presented to the stockholders for a vote at the annual meeting. If any other matters properly come before the annual meeting, or any adjournments of the annual meeting, the persons voting the management proxies will vote them in accordance with their best judgment.

Our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for our fiscal year ended November 30, 2007, is being mailed to our stockholders with this proxy statement. A copy of our Annual Report on Form 10-K may be obtained, without charge, by writing to us at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, or by visiting our website at www.lennar.com.

Stockholder Proposals and Nominations for Director

Any stockholder who wishes to present a proposal for action at our next annual meeting of stockholders or wishes to nominate a director candidate for our Board of Directors must submit such proposal or nomination in writing to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. Stockholder nominations for Director should comply with the information requirements as set forth in our Corporate Governance Guidelines. Stockholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2009 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our 2009 Annual Meeting Proxy Statement, stockholder proposals must be received by our Office of the General Counsel at the above address no later than November 8, 2008.

In addition, we must receive notice of any stockholder proposal to be submitted at the 2009 Annual Meeting of Stockholders (but not required to be included in our Proxy Statement for the 2009 Annual Meeting of Stockholders) by January 22, 2009, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

Stockholder Communication with the Board of Directors

Any stockholder who wishes to communicate with the Board of Directors, a committee of the Board, the independent Directors as a group or any member of the Board, may send correspondence to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. The General Counsel will compile and submit on a periodic basis all stockholder correspondence to the entire Board of Directors, or, if and as designated in the communication, to a committee of the Board, the independent Directors as a group or an individual Director, as applicable.

As set forth in our Code of Business Conduct and Ethics, we require our employees to maintain the highest level of integrity in their dealings on behalf of our company and its subsidiaries. We are dedicated to the utmost ethical standards and through our corporate charters and guidelines, we remain committed and accountable to our stockholders, employees, customers and the communities in which we operate. Concerns or complaints regarding financial, accounting, auditing, code of conduct and related matters can be submitted confidentially and anonymously to the Audit Committee of our Board of Directors in the following manner:

Email:	lennar@tnwinc.com
Phone:	1-800-503-1531
Address:	The Network
Attention: Lennar Corporation
333 Research Court
Norcross, GA 30092

Also, concerns about our operations, our financial reporting, our business integrity, or any other matter related to our Company, can be submitted confidentially and anonymously to the non-management directors of our Board of Directors in the following manner:

Email:	feedback@lennar.com
Phone:	1-800-503-1534

Exhibit A

“ARTICLE V.

NUMBER OF DIRECTORS

The business of this corporation shall be managed by a board of directors consisting of not fewer than three, and not more than fifteen, persons, the exact number to be determined from time to time in accordance with the By-Laws. The directors will serve for a term of one year, and until their successors are elected and qualified, or with regard to any director until that director’s earlier death or resignation. If there is a vacancy, including a vacancy because of a newly created directorship, the person elected to fill that vacancy will serve until the next annual meeting of stockholders and until that person’s successor is elected and qualified.

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the Delaware General Corporation Law hereafter enacted that further limits the liability of a director.”

A-1

P54695

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. LENNAR CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LENNAR CORPORATION ANNUAL MEETING OF STOCKHOLDERS APRIL 8, 2008 The undersigned stockholder(s) hereby appoint(s) Stuart A. Miller, Bruce E. Gross and Mark Sustana, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock (LEN) and Class B common stock (LEN. B) of Lennar Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on Tuesday, April 8, 2008 at 700 Northwest 107th Avenue, Second Floor, Miami, Florida, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM, FOR THE PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS, AGAINST THE STOCKHOLDER PROPOSAL REGARDING EXECUTIVE PAY FOR SUPERIOR PERFORMANCE AND AGAINST THE STOCKHOLDER PROPOSAL REGARDING A COMPLIANCE COMMITTEE. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE

700 N.W. 107TH AVENUE ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER MIAMI, FL 33172 COMMUNICATIONS VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the LENNAR CORPORATION cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and ATTN: LEGAL DEPARTMENT to create an electronic voting instruction form. If you would like to reduce the costs incurred by Lennar Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Lennar Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: LNRCO1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. LENNAR CORPORATION Vote on Directors: Our Board of Directors unanimously recommends a vote FOR the election of both of the nominees for Director named below. For Withhold For All To withhold authority to vote for any individual 1. ELECTIONOFDIRECTORS All All Except nominee(s), mark “For All Except” and write the Nominees: number(s) of the nominee(s) on the line below. 01) Stuart A. Miller 02) Jeffrey Sonnenfeld Vote On Proposals For Against Abstain 2. Proposal to ratify the selection of Deloitte & Touche LLP as the company’s independent registered accounting firm: Our Board 0 0 0 of Directors unanimously recommends a vote FOR this proposal. 3. Proposal to declassify the Board of Directors: Our Board of Directors unanimously recommends a vote FOR this proposal. 0 0 0 4. Stockholder Proposal regarding executive pay for superior performance: Our Board of Directors unanimously recommends a 0 0 0 vote AGAINST this proposal. 5. Stockholder proposal regarding the establishment of a compliance committee: Our Board of Directors unanimously recommends 0 0 0 a vote AGAINST this proposal. 6. In their best judgment with regard to any other matter that properly comes to a vote at the annual meeting. For address changes and/or comments, please check this box The shares represented by this proxy when properly executed will be and write them on the reverse side where indicated. 0 voted in the manner directed herein by the undersigned Stockholder(s). If Yes N o no direction is made, this proxy will be voted FOR items 1, 2 and 3, and AGAINST items 4 and 5. Please indicate if you plan to attend this meeting. 0 0 Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date